Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement No. 333-140083 on Form S-8 of our reports dated October 14, 2010, relating to the consolidated financial statements and financial statement schedule of New Oriental Education & Technology Group Inc., its subsidiaries and its variable interest entity (collectively, the “Company”) (which expresses an unqualified opinion and includes an explanatory paragraph relating to the retrospective application of the authoritative pronouncement issued by Financial Accounting Standards Board regarding noncontrolling interests in consolidated financial statements, which was adopted by the Company on June 1, 2009) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 20-F of the Company for the year ended May 31, 2010.

/s/    Deloitte Touche Tohmatsu CPA Ltd.

Beijing, the People’s Republic of China

October 14, 2010